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                                                              Exhibit (a)(1)(D)
                          Offer to Purchase for Cash

            Any and All Outstanding Shares of Class A Common Stock

                                      of

                          UNIGRAPHICS SOLUTIONS INC.
                                      at

                             $32.50 Net Per Share

                                      by

                             UGS ACQUISITION CORP.
                         a wholly owned subsidiary of

                      ELECTRONIC DATA SYSTEMS CORPORATION


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON TUESDAY, SEPTEMBER 18, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                August 21, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We have been appointed by UGS Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Electronic Data Systems Corporation, a Delaware corporation ("EDS"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Class A Common Stock, par value $.01 per share (the "Shares"), of Unigraphics Solutions Inc., a Delaware corporation (the "Company"), at $32.50 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated August 21, 2001 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

  Enclosed herewith are copies of the following documents:

    1. Offer to Purchase dated August 21, 2001;

    2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

    3. Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company, accompanied by the Company's
  Solicitation/Recommendation Statement on Schedule 14D-9;

    4. A form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

    5. Notice of Guaranteed Delivery with respect to Shares;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope addressed to American Stock Transfer & Trust Company, as the Depositary.

  CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN "THE OFFER--CONDITIONS TO THE OFFER" IN THE OFFER TO PURCHASE.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 18, 2001, UNLESS THE OFFER IS EXTENDED.
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  The Board of Directors of the Company, by unanimous decision of those directors participating and based upon the unanimous recommendation of a Special Committee of Independent Directors of the Board of Directors of the Company, (1) has approved and declared advisable the Offer, the Merger Agreement (as defined below) and the Merger (as defined below), (2) has determined that the Offer, the Merger Agreement and the Merger are fair to and in the best interests of the Company's stockholders (other than EDS and its affiliates) and (3) recommends that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger, if submitted for their approval.

  The Offer is being made pursuant to the terms of an Agreement and Plan of Merger dated as of August 2, 2001 (the "Merger Agreement") by and among the Purchaser, EDS and the Company. The Merger Agreement provides that, following the consummation of the Offer and on the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of EDS (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by the Company, the Purchaser, EDS and their affiliates or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary (as defined in the Offer to Purchase) of (1) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  Neither the Purchaser nor EDS will pay any fees or commissions to any broker or dealer or other person (other than the Distribution Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed offering materials to your clients.

  Requests for additional copies of the enclosed material may be directed to the Distribution Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          [LOGO OF GREENHILL]

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, EDS, THE DEPOSITARY, THE DISTRIBUTION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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